EXHIBIT 10.54
EXECUTIVE BONUS AGREEMENT
     THIS 2008 EXECUTIVE BONUS AGREEMENT (the “Agreement”) is entered into and is effective as of November 21, 2008, by and between Alion Science and Technology Corporation (the “Company”) and Scott Fry (the “Employee”).
     WHEREAS, the Company has determined that the Employee should receive the bonus amount specified herein as a result of the creation by the Employee of the strategy that led to the Company’s capture and win of the contract for the acquisition and design support of the U.S. Navy’s CG(X).
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Bonus. Subject to the provisions set forth herein, the Company hereby awards to Scott Fry a bonus totaling $237,391 (the “Bonus”) to be paid to the Employee according to the following schedule:

Payment Date #1	No later than March 14, 2009

Amount of Bonus to be Paid on Payment Date #1	$256,444.39
     2. Withholding. The Company may deduct from all amounts paid pursuant to this Agreement any Federal, State, social security contribution or other payroll taxes the Company is required by law to withhold.
     3. Source of Benefits. The Bonus is payable exclusively from the general assets of the Company. The Employee and his or her Designated Beneficiary (as hereinafter defined) have the status of general unsecured creditors of the Company. The rights of the Employee and his Designated Beneficiary to the Bonus are not subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or his Designated Beneficiary.
     4. Designated Beneficiary. The Employee may designate a Beneficiary (the “Designated Beneficiary”) to receive the Bonus due the Employee on the Employee’s death. If the Employee has not delivered a written beneficiary designation to the Company, the Company will pay the Bonus to the Employee’s estate.
     5. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
     6. Compliance with Code Section 409A. Notwithstanding the foregoing, this Agreement shall be construed and administered in accordance with Section 409A and other relevant provisions of the Internal Revenue Code of 1986 (as amended).

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     7. Forfeiture of other Awards. Employee hereby waives, disclaims and forfeits all of his or her right in and to any award previously issued to Employee under any of the Company’s existing executive incentive compensation plans that has vested prior to the date of this Agreement and remain unpaid as of the date of this Agreement, including but not limited to awards issued under the Company’s phantom stock plans.
     BY EXECUTING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT, AND AGREES THAT THIS AGREEMENT SHALL GOVERN THE TERMS AND CONDITIONS OF THE BONUS.
     IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the date set forth above.

COMPANY:		EMPLOYEE:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi	/s/ Scott Fry
Name:	Bahman Atefi	Name: Scott Fry
Title:	Chief Executive Officer

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